Exhibit H

[Letterhead of]

CRAVATH, SWAINE & MOORE LLP
[London Office]

November 14, 2011

European Investment Bank
Registration Statement Pursuant to Schedule B

We hereby consent to the use of our name and the making of the statements with respect to us which are set forth under the captions “Taxation—United States Taxation” and “Legal Opinions” in the Registration Statement filed pursuant to Schedule B by the European Investment Bank with the Securities and Exchange Commission of the United States.

In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Europen Investment Bank
      100, boulevard Konrad Adenauer
            L-2950 Luxembourg
                  Grand Duchy of Luxembourg